MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02173


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 22, 1998


     The Annual Meeting of Stockholders of MacroChem Corporation (the "Corporation"), a Delaware corporation, will be held on Friday, May 22, 1998 at 10:00 a.m. at the offices of Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts, for the following purposes:

     1. To elect six members of the Board of Directors to serve for the ensuing year and until their successors are elected and qualified.
     2. To ratify the appointment of Deloitte & Touche LLP, as independent auditors for the Corporation for the fiscal year ending December 31, 1998.
     3. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 31, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     We hope that all stockholders will be able to attend the Annual Meeting in person. To assure that a quorum is present at the Annual Meeting, please date, sign and promptly return the enclosed Proxy whether or not you expect to attend the Annual Meeting. IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK THE APPROPRIATE BOX ON THE ENCLOSED PROXY. A postage-prepaid envelope, addressed to American Stock Transfer & Trust Company, the Corporation's transfer agent and registrar, has been enclosed for your convenience. If you attend the Annual Meeting, your Proxy will, at your request, be returned to you and you may vote your shares in person.

                                             By Order of the Board of Directors,


                                             PIERRETTE E. SAMOUR
                                             SECRETARY
Lexington, Massachusetts
April 17, 1998

                              MACROCHEM CORPORATION
                              110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02173



                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 22, 1998

     The enclosed Proxy is solicited by the Board of Directors of MacroChem Corporation (the "Corporation") for use at the Annual Meeting of Stockholders to be held on Friday, May 22, 1998, and at any adjournment thereof.

     Stockholders of record at the close of business on March 31, 1998 will be entitled to vote at the Annual Meeting or any adjournment thereof. On that date 22,202,865 shares of Common Stock, $.01 par value per share, of the Corporation were issued and outstanding. Each share of Common Stock entitles the holder to one vote with respect to all matters submitted to stockholders at the Annual Meeting. The Corporation has no other voting securities.

     Execution of a Proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. A stockholder may revoke his Proxy at any time before it is exercised by written notice to the Corporation's Secretary prior to the Annual Meeting, or by giving to the Corporation's Secretary a duly executed Proxy bearing a later date than the Proxy being revoked at any time before such Proxy is voted, or by appearing at the Annual Meeting and voting in person. The shares represented by all properly executed Proxies received in time for the Annual Meeting will be voted as specified therein. If a stockholder does not specify in the Proxy how the shares are to be voted, they will be voted in favor of the election as Directors of those persons named in the Proxy Statement, the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 1998, and otherwise in accordance with the discretion of the named attorneys-in-fact and agents on any other matters that may properly come before the Annual Meeting.

     Expenses in connection with the solicitation of proxies will be paid by the Corporation. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Corporation, who will receive no extra compensation for such services, may solicit proxies by telephone, telecopy, telegraph, or personal calls.

     The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting upon which a vote may be taken, such shares represented by all Proxies received by the Board or Directors will be voted with respect thereto in accordance with the judgment of the persons named as the proxies therein.

     The Corporation's Annual Report to stockholders for the Corporation's fiscal year ended December 31, 1997 is being mailed together with Form 10-K and this Proxy Statement to all stockholders entitled to vote at the Annual Meeting. This Proxy Statement and the accompanying Proxy were first mailed to stockholders on or about April 17, 1998.

QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

     Consistent with Delaware law and under the Corporation's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Corporation to act as election inspectors for the Annual Meeting.

     The six nominees for election as Directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected the Directors of the Corporation.

     The election inspectors will count the total number of votes cast "for" approval of Proposal No. 2 for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on Proposal Nos. 1 and 2.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The Board of Directors has set the number of Directors to be elected for the ensuing year at six. The six directors will be elected to serve until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified. Vacancies and newly created directorships resulting from any increase in the number of authorized Directors may be filled by a majority vote of the Directors then remaining in office. Officers are elected by and serve at the pleasure of the Board of Directors.

     Shares represented by all Proxies received by the Board of Directors and not marked so as to withhold authority to vote for an individual Director, or for all Directors, will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unwilling to serve, but if such should be the case, Proxies will be voted for the election of some other person or for fixing the number of Directors at a lesser number.

     All of the nominees are currently Directors. The following table sets forth the year each nominee was elected a Director and the age, positions, and offices presently held by each nominee with the Corporation:

                               Year
                              Nominee
                               First
                              Became a
     Name               Age   Director   Position With Corporation
--------------------------------------------------------------------------------

Carlos M. Samour ....   77     1981      Chairman of the Board of Directors and
                                         Scientific Director

Alvin J. Karloff.....   66     1990      Chief Executive Officer, President and
                                         Director

Willard M. Bright ...   84     1993      Director

Peter G. Martin......   49     1995      Director

Stephen J. Riggi.....   60     1996      Vice President, Operations and Director

Michael A. Davis.....   57     1997      Director and Consultant

     The Board of Directors held four meetings during the fiscal year ended December 31, 1997. All the Corporation's current Directors attended at least 75 percent of the meetings of the Board of Directors and of those committees of which they were members that were held during the fiscal year ended December 31, 1997.

     There are two committees of the Board of Directors, an Audit Committee and a Compensation Committee. The Corporation does not have a nominating committee.

     Mr. Martin (Chairman), Dr. Bright and Dr. Davis serve as members of the Audit Committee, which was established for the purpose of (i) reviewing the Corporation's financial results and recommending the selection of the Corporation's independent auditors; (ii) reviewing the effectiveness of the Corporation's accounting policies and practices, financial reporting and internal controls; and (iii) reviewing the scope of the audit, the fees charged by the independent auditors, any transactions which may involve a potential conflict of interest, and internal control systems. The Audit Committee met one time during the fiscal year ended December 31, 1997.

     Dr. Bright (Chairman) and Mr. Martin serve on the Corporation's Compensation Committee. The Compensation Committee was established for the purpose of (i) determining the compensation of the Corporation's executive officers, (ii) making awards under the Corporation's stock option plans, and
(iii) making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. The Compensation Committee met four times during the fiscal year ended December 31, 1997.

     With the exception of Carlos Samour and Pierrette Samour, who are husband and wife, respectively, no Director or executive officer is related to any other Director or executive officer by blood, marriage or adoption.

BACKGROUND

     The following is a brief summary of the background of each nominee for election as a Director of the Corporation:

     CARLOS M. SAMOUR, PH.D., the Corporation's Chairman of the Board of Directors and its Scientific Director, founded the Corporation in 1981. Since 1990, Dr. Samour has served in an unpaid capacity as President and Chairman of the Augusta Epilepsy Research Foundation, a non-profit organization, in Washington, D.C. From 1958 until the formation of the Corporation, Dr. Samour was director of the corporate research laboratory at The Kendall Corporation, a general medical supply company, and its Lexington Laboratory after Kendall was acquired by Colgate-Palmolive Corporation in 1972. Dr. Samour is the inventor of many of the technologies under development by the Corporation and is responsible for managing research and product development activities. He received an M.S. from the Massachusetts Institute of Technology and a Ph.D. in organic chemistry from Boston University.

     ALVIN J. KARLOFF has served as the Corporation's Chief Executive Officer, President and as a Director since January 1990. In 1986, Mr. Karloff founded Medical and Scientific Enterprises, Inc., a privately held medical diagnostic equipment company, where he served as Chairman, Chief Executive Officer and President prior to joining the Corporation. Mr. Karloff was Director of Marketing for Medical Products with New England Nuclear ("NEN"), a Dupont company, from 1984 to 1985, and from 1969 to 1984, he served as Marketing Manager, Sales Manager, and in several other sales and marketing positions for NEN. Mr. Karloff received a B.S. from the University of Massachusetts.

     WILLARD M. BRIGHT, PH.D., has served as a Director of the Corporation since December 1992. Since 1982, Dr. Bright has served as a Director (from 1982 to July 1996 as Chairman of the Board of Directors) of Zoll Medical Corporation, a publicly held medical supply company. Since 1973, he has served as a director of CSS Industries, Inc., a publicly held consumer products company. Prior to 1982, Dr. Bright served as President and Chief Executive Officer of The Kendall Corporation; as President of the Professional Products Division of Warner Lambert; as President of Boehringer Manheim Corporation USA, a manufacturer of medical products and biochemicals; and as President and Director of Curtiss-Wright Corp., a manufacturer of aerospace and industrial products. Dr. Bright received a B.S. and M.S. from the University of Toledo and a Ph.D. in physical chemistry from Harvard University.

     PETER G. MARTIN has served as a Director of the Corporation since 1995. Since 1990 Mr. Martin has been an independent investment banker and venture capitalist. Prior to 1990 he was a commercial banker. Mr. Martin is also a director of KFX, Inc., a public company engaged in coal beneficiation, and DermaRx Corporation, a public company that provides wound care products and services. Mr. Martin was initially elected to the Board of Directors as the designee of David Russell, who privately purchased 1 million shares of the Corporation's Common Stock in 1995. Mr. Russell is no longer entitled to designate a Director of the Corporation. Mr. Martin received a B.A. and J.D. from Fordham University and an M.B.A. from Columbia University.

     STEPHEN J. RIGGI, PH.D., has served as the Corporation's Vice President, Operations since February 1996 and as a Director of the Corporation since August 1996. He was President and Chief Executive Officer of Telor Ophthalmic Pharmaceuticals, Inc. from 1989 until 1994. Dr. Riggi served in research and development positions with Lederle Laboratories from 1963 until 1974, and in research and development and operations positions with the Pennwalt Corporation Pharmaceutical Division, of which he became President in 1985. He is a graduate of the University of Tennessee School of Basic Medical Sciences, where he received master's and doctor's degrees in physiology and pharmacology.

     MICHAEL A. DAVIS, M.D., SC.D., has served as a Director of the Corporation since 1997. Since 1980 Dr. Davis has been Professor of Radiology and Nuclear Medicine and Director, Division of Radiologic Research, University of Massachusetts Medical School. Since 1982 Dr. Davis has been Adjunct Professor of Surgery at Tufts University School of Veterinary Medicine, and since 1986, Affiliate Professor of Biomedical Engineering at Worcester Polytechnic Institute. He has provided medical consulting services to the Corporation since 1991. He is also a director of EZ EM, Inc., a public company engaged in supplying oral radiographic contrast media, as well as medical devices. Dr. Davis received a B.S. and M.S. from Worcester Polytechnic Institute, an S.M. and Sc.D. from the Harvard School of Public Health, an M.B.A. from Northeastern University and an M.D. from the University of Massachusetts Medical School.

EXECUTIVE OFFICERS

     The executive officers of the Corporation, their ages and their positions with the Corporation are as follows:

     NAME               AGE    POSITION WITH CORPORATION
--------------------------------------------------------------------------------

Carlos M. Samour........ 77    Chairman of the Board of Directors and Scientific
                               Director
Alvin J. Karloff........ 66    Chief Executive Officer, President and Director
Stephen J. Riggi........ 60    Vice President, Operations
Pierrette E. Samour..... 73    Treasurer and Secretary

     The following is a brief summary of the background of Pierrette E. Samour. The backgrounds of the Corporation's other executive officers, Dr. Samour, Mr. Karloff and Dr. Riggi, are summarized above.

     PIERRETTE E. SAMOUR, the Corporation's Treasurer since February 1993 and Secretary since May 1992, co-founded the Corporation in 1981 along with her husband, Carlos Samour. Mrs. Samour served as the Corporation's Clerk from 1985 through 1992 and as its Assistant Treasurer from 1985 through February 1993.

                                 PROPOSAL NO. 2

                 ACCOUNTING MATTERS AND RATIFICATION OF AUDITORS

     Unless otherwise directed by the stockholders, the persons named in the enclosed Proxy will vote to ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 1998. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and will have the opportunity to make a statement and answer appropriate questions from stockholders.

                    BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The following table sets forth, as of February 27, 1998, certain information concerning ownership of the Corporation's Common Stock by (i) each person known by the Corporation to be the beneficial owner of more than five percent (5%) of the Corporation's Common Stock, (ii) each of the Corporation's Directors, (iii) each of the executive officers named in the Summary Compensation Table under "Compensation of Officers and Directors" below and (iv) all Directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

NAME AND ADDRESS                          NUMBER OF SHARES
OF BENEFICIAL OWNER (1)                  BENEFICIALLY OWNED  PERCENTAGE OF CLASS
--------------------------------------------------------------------------------
Carlos M. and Pierrette E. Samour(2).....    1,464,100               6.6%
Alvin J. Karloff(2) .....................    1,080,000               4.9%
Willard M. Bright(2) ....................       44,800                 *
Peter G. Martin(2) ......................       30,000                 *
Stephen J. Riggi(2)......................      120,000                 *
Michael A. Davis(2)......................        5,000                 *
Peter Janssen(3).........................    1,635,396               7.4%
   1780 Route 106
   Muttontown, NY 11791
Mellon Bank Corporation(4)...............    1,345,000               6.0%
   One Mellon Bank Center
   Pittsburgh, PA  15258
David H. Russell(5)......................    1,110,102               5.0%
   45 Park Place South, Suite 103
   Morristown, NJ  07960
All Directors and Officers as a Group
   (7 persons) (2).......................    2,743,900              12.4%
--------------------------------------------------------------------------------
* Less than one percent (1%).
(1)  The address of Dr. Samour, Mrs. Samour, Mr. Karloff, Dr. Bright,
     Mr. Martin, Dr. Riggi and Dr. Davis is c/o the Corporation, 110 Hartwell Avenue, Lexington, Massachusetts 02173.
(2) Includes the following number of shares issuable upon the exercise of stock options exercisable within 60 days: Dr. and Mrs. Samour-995,080;
     Mr. Karloff-1,080,000; Dr. Bright-30,000; Mr. Martin-30,000; Dr. Riggi-120,000; Dr. Davis-5,000.
(3) Includes 36,450 shares issuable upon the exercise of warrants exercisable immediately, and 33,279 shares issuable upon exercise of a warrant owned by Janssen-Meyers Associates, L.P. ("Janssen-Meyers"). Mr. Janssen owns 50% of Janssen-Meyers and has voting and dispositive power over 50% of the shares beneficially owned by Janssen-Meyers.
(4) Of the 1,345,000 shares shown for Mellon Bank Corporation, its Schedule 13G, as amended on January 20, 1998, shows the following: 1,345,000 shares of which the sole voting power and shared dispositive power are held by Mellon Bank, N.A. and The Dreyfus Corporation, and 885,000 shares of which the sole voting power and shared dispositive power are held by Premiere Aggressive Growth Fund.
(5) The 1,110,102 shares shown for Mr. Russell include 100,000 shares owned by Mr. Russell's wife; although Mr. Russell disclaims beneficial ownership of such 100,000 shares. 10,102 of the shares shown for Mr. Russell are held by Emin Company, L.L.C., which is controlled by Mr. Russell.

                     COMPENSATION OF OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS COMPENSATION

     The following table sets forth the compensation earned by or paid or awarded to Dr. Samour and Mr. Karloff during each of the three fiscal years ended December 31, 1997 and to Dr. Riggi during each of the two fiscal years ended December 31, 1997:

                           SUMMARY COMPENSATION TABLE
                                                                     Long Term
                                                                    Compensation
                                        Annual Compensation            Awards
--------------------------------------------------------------------------------
                                                                     Securities
                                                       Other Annual  Underlying
Name and Principal                 Salary      Bonus   Compensation   Options
Position                 Year        $         $(1)        $(2)          #
--------------------------------------------------------------------------------

Carlos M. Samour         1997      198,749     35,775     10,894       -----
 Chairman, Scientific    1996      185,000     33,300     10,959       280,000
 Director and Director   1995      155,000     27,900     13,643       -----

Alvin J. Karloff         1997      198,749     35,775     13,046       -----
 President, Chief        1996      185,000     33,300     13,140       240,000
 Executive Officer and   1995      155,000     27,900     12,530       -----
 Director

Stephen J. Riggi         1997      159,167     -----         490       -----
 Vice President,         1996(3)   133,557     -----         408       180,000
 Operations and Director

--------------------------------------------------------------------------------
(1) Since March 1992, Dr. Samour and Mr. Karloff have each received, in lieu of retirement benefits, annual payments equal to eighteen percent of their salaries.
(2) Includes amounts paid for taxable group term life insurance. Also includes for Dr. Samour and Mr. Karloff a monthly automobile allowance of $799, plus a health insurance benefit equal to the annual premium each individual pays under separate health insurance policies maintained by their former employers, which health insurance benefit is paid in lieu of any other health, medical or retirement benefits.

(3)  Dr. Riggi's employment commenced on February 12, 1996.

STOCK OPTIONS

     No stock options were granted during the fiscal year ended December 31, 1997 to Dr. Samour, Mr. Karloff or Dr. Riggi.

     The following table provides information concerning unexercised options held by Dr. Samour, Mr. Karloff and Dr. Riggi as of December 31, 1997 (no options were exercised by these persons during the fiscal year ended December 31, 1997):

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                          Number of Securities           Value of
                               Underlying              Unexercised
                              Unexercised              In-The-Money
                              Options at                Options at
                            Fiscal Year-End           Fiscal Year-End
                                  #                      $ (1)
--------------------------------------------------------------------------------
                             Exercisable/             Exercisable/
Name                        Unexercisable            Unexercisable
--------------------------------------------------------------------------------

Carlos M. Samour (2)       695,080/     NA          $3,901,008/     NA
Alvin J. Karloff         1,080,000/     NA          $7,702,500/     NA
Stephen J. Riggi            60,000/120,000          $  195,000/390,000

--------------------------------------------------------------------------------
(1) The value of Dr. Samour's, Mr. Karloff's and Dr. Riggi's in-the-money unexercised options at the end of the fiscal year ended December 31, 1997 was determined by multiplying the number of options held by the difference between the market price of the Common Stock underlying the options on December 31, 1997 ($ 9.125 per share) and the exercise price of the options granted.

(2) Does not include options to purchase up to 300,000 shares of Common Stock granted to Pierrette Samour, Dr. Samour's wife, of which he is deemed to have beneficial ownership. If such 300,000 options were included, Dr. Samour would be deemed to have had a total of 995,080 exercisable options as of December 31, 1997, the value of which would have been $5,963,508.

DIRECTORS' COMPENSATION

     Each non-employee Director of the Corporation receives compensation of $4,000 annually, $500 per meeting attended, $300 for each committee meeting attended if held on a separate day from a Board of Directors meeting, $300 per telephone meeting and reimbursement of travel expenses in connection with attending meetings of the Board of Directors. Dr. Bright receives additional Director compensation of $1,000 per month. Dr. Samour, Mr. Karloff and Dr. Riggi do not receive any additional compensation for their services as Directors. During 1997 each non-employee Director was granted stock options as follows:
Dr. Bright - 10,000; Mr. Martin - 10,000; and Dr. Davis - 10,000. The options are all exercisable at $7.50 per share and become fully vested on May 22, 1998.

     The Corporation currently compensates Dr. Davis at the rate of $3,000 per month for medical consulting services.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     The Corporation has entered into employment agreements of indefinite length effective as of November 1, 1992 with each of Dr. Samour and Mr. Karloff. Each agreement currently provides for annual compensation of $225,000. Each agreement also provides for a monthly automobile allowance of $500 net of taxes and a payment, in lieu of retirement benefits, equal to 18% of the individual's base salary. Further, each agreement provides for the payment of 12 months' salary in the event the individual is terminated without cause. In addition, each agreement precludes the individual from competing with the Corporation during his employment and for a period of one year thereafter, and from disclosing confidential information.

     The Corporation has entered into an employment agreement of indefinite length effective as of March 25, 1996 with Dr. Riggi. The agreement currently provides for annual compensation of $175,000 and for the payment of six months' salary in the event he is terminated without cause. In addition, the agreement precludes Dr. Riggi from competing with the Corporation during his employment and for a period of two years thereafter, and from disclosing confidential information.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Corporation's Compensation Committee consists of Dr. Bright (Chairman) and Mr. Martin.

     Notwithstanding anything to the contrary set forth in any of the previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 14 shall not be incorporated by reference into any such filings.

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors consists of Dr. Bright (Chairman) amd Mr. Martin. The Committee's responsibilities include determining the compensation of the Corporation's executive officers, making awards under the Corporation's stock option plans and making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. Neither member of the Committee was an officer or employee of the Corporation during the year ended December 31, 1997.

     The Corporation's executive compensation programs reflect input from the Corporation's Chairman and from its Chief Executive Officer. The Compensation Committee reviews their proposals concerning executive compensation and makes a final determination concerning the scope and nature of compensation arrangements. The action of the Committee is reported to the Corporation's entire Board of Directors. It is the Corporation's current policy to establish, structure and administer compensation plans and arrangements so that the deductibility to the Corporation of such compensation will not be limited under
Section 162(m) of the Internal Revenue Code.

CEO COMPENSATION

     During 1997, the Corporation and Mr. Karloff were parties to an employment agreement with a 1997 base salary of $200,000, compared with a 1996 base salary of $185,000. The increase in 1997 was based on his accomplishments listed in the following paragraph. Under the contract, Mr. Karloff also receives payments equal to 18% of base salary in lieu of receiving certain benefits from the Corporation. During the year ended December 31, 1997, Mr. Karloff received these payments, as provided by the employment contract. These payments were not related to the Corporation's performance during the period.

     The 1997 base salaries of Mr. Karloff and Dr. Samour reflect the following accomplishments of Mr. Karloff and Dr. Samour during 1996. During the period, Mr. Karloff and Dr. Samour, among other things, facilitated the orderly exercise of Unit Purchase Options and Class A Warrants, Class AA Warrants and Class X Warrants, resulting in net proceeds of approximately $5 million; built a dedicated and competent management and research team; secured FDA approval of an Investigational New Drug (IND) application to conduct a double-blind Phase II clinical trial with a SEPA/Ibuprofen formulation for treating muscle pain; and initiated a Phase I/II clinical trial of a topical formulation for treating erectile dysfunction. No specific weight was assigned to each of these accomplishments by the Committee.

EXECUTIVE OFFICER COMPENSATION

     The Corporation maintains compensation and incentive programs designed to motivate, retain and attract capable management. Dr. Samour and Dr. Riggi are also parties to employment contracts with the Corporation described elsewhere in the Proxy Statement. The compensation levels provided for in the Corporation's employment contracts with its executive officers are determined subjectively, but reflect consideration of the compensation levels of comparable companies, the achievements and potential of the officer and negotiations with the officer.

     Ongoing executive officer compensation is determined subjectively, in that the Chairman and the Chief Executive Officer provide recommendations to the Compensation Committee for the proposed remuneration of the Corporation's officers based on their perceptions of those individuals' performance against objectives jointly formulated by the Chairman, the Chief Executive Officer and the officers, any change in their functional responsibilities, their potential to contribute to the success of the Corporation and the compensation levels provided to officers of comparable companies. No specific weights have been assigned to these factors by the Committee.

     Officer compensation is generally composed of cash compensation and grants of options under the Corporation's stock option plans. Options generally vest over three years, in order to serve as a future incentive. There is no set formula for the award of stock options to individual executives. Factors considered in making option awards include prior grants to the officer, the importance of retaining the officer's services, the officer's potential to contribute to the success of the Corporation and the officer's past contributions to the Corporation.


Dated:  April 17, 1998                                   COMPENSATION COMMITTEE

                                                         Willard M. Bright
                                                         Peter G. Martin

PERFORMANCE GRAPH

     The following five-year performance graph compares the cumulative total shareholder return (assuming reinvestment of dividends) on $100 invested in the Corporation's Common Stock for the five-year period from December 31, 1992 through December 31, 1997 with similar investments in the NASDAQ Market Index of companies and a Peer Group Index of the following four companies that provide similar services to those provided by the Corporation -- ALZA Corporation, Cygnus Inc., Noven Pharmaceuticals Inc. and TheraTech Inc.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       AMONG MACROCHEM CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX,
                                AND A PEER GROUP

                       1992      1993     1994     1995      1996       1997

MacroChem Corporation  $100      $ 55     $ 29     $ 65      $106       $149
NASDAQ Market Index    $100      $115     $112     $159      $195       $240
Peer Group Index       $100      $ 67     $ 43     $ 63      $ 64       $ 72
---------------------
* $100 invested on 12/31/92 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.

                              CERTAIN TRANSACTIONS

     The Corporation paid Janssen-Meyers Associates, L.P. ("Janssen-Meyers") a monthly fee of $5,000 for consulting services relating to public relations from December 1996 through April 1997. Peter Janssen and Bruce Meyers, who own 50% and 50%, respectively, of Janssen-Meyers, owned 1,635,396 shares (7.4%) and 1,082,695 shares (4.9%), respectively, of the Corporation's Common Stock as of February 27, 1998. Each of Messrs. Janssen and Meyers has voting and dispositive power over 50% of the shares beneficially owned by Janssen-Meyers.

                              STOCKHOLDER PROPOSALS

     In order to be included in proxy material for the 1999 Annual Meeting, stockholders' proposals must be received by the Corporation on or before December 17, 1998. The Corporation suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Corporation.

                              FINANCIAL INFORMATION

     The audited financial statements and related financial and business information of the Corporation as of December 31, 1997 and 1996 and each year in the three-year period ended December 31, 1997 are contained in the Company's Annual Report and Annual Report on Form 10-K.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who beneficially own more than 10 percent of the Corporation's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during the fiscal year ended December 31, 1997 all filing requirements applicable to its officers, directors, and such 10 percent beneficial owners were complied with, except that Peter Janssen filed five late reports covering 27 sales made during five months in 1997.

                                  MISCELLANEOUS

     Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote, or otherwise act, in accordance with their judgment on such matters.


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     A COPY OF THE CORPORATION'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
COMMISSION ON FORM 10-K, EXCLUSIVE OF EXHIBITS, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: MACROCHEM CORPORATION, 110 HARTWELL AVENUE, LEXINGTON, MASSACHUSETTS 02173, ATTENTION: DIRECTOR, INVESTOR RELATIONS.


                                             By Order of the Board of Directors,



                                             PIERRETTE E. SAMOUR
                                             SECRETARY



Lexington, Massachusetts
April 17, 1998

     THE MANAGEMENT HOPES THAT THE STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.